UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 12, 2006

DDS TECHNOLOGIES USA, INC.

(Exact Name of registrant as specified in its charter)

Nevada	1-15547	13-4253546
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Palmetto Park Road, Suite 510 Boca Raton, Florida	33432
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (561) 750-4450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02. Unregistered Sales of Equity Securities.

See the disclosure under Item 8.01 relating to the exercise of previously issued and disclosed warrants, resulting in the issuance of new preferred stock and new warrants to purchase common stock.

Item 7.01. Regulation FD Disclosure.

On April 19, 2006, DDS issued a press release announcing the receipt of approximately $2 million from the exercise of short term warrants issued a year ago by DDS in connection with its Series A Preferred Stock offering

A copy of the press release is being furnished as Exhibit 99.1 and is incorporated herein by this reference.

Item 8.01. Other Events.

DDS has received proceeds totaling $2,055,000 from the exercise of almost 95% of the short term warrants (“Short Term Warrants”) issued by DDS a year ago in connection with its private placement of Series A convertible preferred stock (the “Series A Preferred Stock”). DDS received part of the proceeds ($1,430,000) on or about April 12, 2006, and the remaining part of the proceeds ($625,000) on April 19, 2006. DDS filed its Form 10-KSB for the year ended December 31, 2005 (the “2005 Form 10-KSB”) on April 17, 2006, reflecting only the $1,430,000 in proceeds that had been received as of that date.

The terms of the Short Term Warrants were previously disclosed in connection with DDS’ Series A Preferred Stock offering (see DDS’ Form 8-K filed on April 14, 2005 with the Securities and Exchange Commission), which offering was made in reliance upon the exemption from registration contained in Regulation D, Rule 506 of the Securities Act of 1933, as amended. DDS determined that exemption was available because of the nature of the purchasers. In making that determination DDS relied in part upon representations made by each purchaser.

Because of the exercise of the Short Term Warrants, DDS will be (i) filing a new certificate of designation for preferred stock issued in connection with the exercise of the Short Term Warrants, which will generally be the same as the certificate of designation for the Series A Preferred Stock with the changes required by the Short Term Warrants, (ii) issuing 2,055 shares of such new preferred stock, with a stated value of $1,000 per share and which is convertible into shares of common stock, $.0001 par value (“Common Stock”) at a $.50 conversion rate per share, for a total of 4,110,000 shares of Common Stock, (iii) issuing new long term warrants to purchase a total of 1,692,353 shares of Common Stock, which will generally be on the same terms as the long term warrants issued in connection with the Series A Preferred Stock a year ago, but with an exercise price of $.50 per share, and (iv) filing a registration statement covering the resale of Common Stock issuable upon conversion of such new preferred stock and exercise of such new long term warrants.

On or about April 12, 2006, one of the original holders of Short Term Warrants exercised half of its Short Term Warrants and assigned the other half of its Short Term Warrants to certain other persons, including Robert L. Devereux who is a DDS director and Kenny Securities Corp. DDS paid $25,000 to such original holder and the transferees collectively paid $25,000 to such original holder in consideration for the transfer. DDS extended the one year exercise period (originally ending April 12, 2006) for the transferred Short Term Warrants by seven days, and the transferees exercised the transferred Short Term Warrants on April 19, 2006, with DDS receiving $625,000 in proceeds from the exercise of the transferred Short Term Warrants, which proceeds were not reflected in DDS 2005 Form 10-KSB.

DDS paid $30,000 to Empire Financial Group in connection with the exercise of certain Short Term Warrants. DDS paid $26,000 to Kenny Securities Corp. in connection with the exercise of certain Short Term Warrants. Kenny Securities Corp. is paying $25,000 to DDS upon its exercise of Short Term Warrants assigned to it.

Two of DDS’ directors participated in the exercise of the Short Term Warrants: Dr. Marc J. Mallis, as general partner of Mallis LTD Partnership, and as an original holder of Short Term Warrants, acquired 20 shares of new preferred stock and received new long term warrants for 16,471 shares of Common Stock, and Robert L. Devereux, as a transferee of Short Term Warrants, acquired 100 shares of new preferred stock and received new long term warrants for 82,353 shares of Common Stock.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release, dated April 19, 2006, announcing the receipt of approximately $2 million from the exercise of short term warrants issued a year ago by DDS in connection with its Series A Preferred Stock offering

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDS TECHNOLOGIES USA, INC.

Date: April 20, 2006	By:	/s/ Joseph N. Fasciglione
Joseph N. Fasciglione
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
99.1	Press Release, dated April 19, 2006, announcing the receipt of approximately $2 million from the exercise of short term warrants issued a year ago by DDS in connection with its Series A Preferred Stock offering